                                                                    Exhibit 12.1


               Calculation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Dividends
                                                   (In Thousands, Except Ratios)


                                       Three Months Ended March
                                                  31,                                    Year Ended December 31,
                                       --------------------------     --------------------------------------------------------------
                                           2002         2001             2001        2000         1999          1998         1997
                                           ----         ----             ----        ----         ----          ----         ----
EARNINGS AVAILABLE FOR FIXED CHARGES:
   Net income (loss)                      $ 5,576    $   28,148       $  66,226   $  38,566    $  (1,337)   $ (6,860)     $ (2,162)
   Less: Capitalized interest                   -             -               -         (17)        (966)       (237)            -
   Add: Fixed charges                         342           202             576         909        3,870         603            40
   Income tax provision                     3,137        15,833          37,252      20,858            -           -             -
                                          -------    ----------       ---------   ---------    ---------    --------      --------
EARNINGS AVAILABLE                        $ 9,055    $   44,183       $ 104,054   $  60,316    $   1,567    $ (6,494)     $ (2,122)
                                          =======    ==========       =========   ==========   =========    ========      ========
FIXED CHARGES:
   Interest expense                       $   294    $      156       $     381   $     748    $   2,805    $    279      $      -
   Capitalized interest                         -             -               -          17          966         237             -
   Rental expense representative of
     interest factor                           48            46             195         144           99          87            40
                                          -------  - ----------       ---------    --------    ---------    --------      --------
TOTAL FIXED CHARGES                       $   342    $      202       $     576    $    909    $   3,870    $    603      $     40
                                          =======    ==========       =========    ========    =========    ========      ========

   Preferred dividends on a pre-tax       $     -    $        -               -    $      -    $   7,911    $  7,094      $  1,326
     basis                                -------    ----------       ---------    ---------   ---------    --------      --------

TOTAL FIXED CHARGES AND PREFERRED         $   342    $      202        $    576    $    909     $ 11,781    $  7,697      $  1,366
   DIVIDENDS                              =======    ==========        ========    ========     ========    ========      ========
RATIO OF EARNINGS TO FIXED CHARGES          26.48        218.73          180.65       66.35           (1)         (1)           (1)
                                          =======    ==========        =========   ========     ========    ========      ========
RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                  26.48        218.73          180.65       66.35           (2)         (2)           (2)
                                          =======    ==========        ========    ========     ========    ========      ========


(1) Earnings were inadequate to cover fixed charges by $2.3 million, $7.1 million and $2.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

(2) Earnings were inadequate to cover fixed charges and preferred dividends by $10.2 million, $14.2 million and $3.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.